Exhibit 10.17

Execution Version

THIRTEENTH AMENDING AGREEMENT made as of August 16, 2024

BETWEEN:	LeddarTech Holdings Inc. (as “Borrower”)
AND:	Federation des caisses desjardins du quebec (as “Lender”)

Recitals

A.	The Lender has addressed an amended and restated financing offer dated April 5, 2023 to the Borrower which has been accepted by the Borrower (as amended by a first amending agreement dated as of May 1, 2023, a second amending agreement dated as of May 31, 2023, a third amending agreement dated as of September 29, 2023, a fourth amending agreement dated as of October 13, 2023, a fifth amending agreement dated as of October 20, 2023, a sixth amending agreement dated as of October 31, 2023, a seventh amending agreement dated as of December 8, 2023, an eighth amending agreement dated as of June 4, 2024, a ninth amending agreement dated as of July 5, 2024, a tenth amending agreement dated as of July 26, 2024, an eleventh amending agreement dated as of August 5, 2024 and a twelfth amending agreement dated as of August 14, 2024, the “Financing Offer”).

B.	The Borrower is the entity resulting from the amalgamation between LeddarTech Inc. and LeddarTech Holdings Inc. that took place on December 21, 2023.

C.	The Borrower and Desjardins have been in discussions in the last weeks in connection with a potential bridge financing, and Desjardins has agreed to participate in the Bridge Financing as a bridge lender. In consideration of Desjardins’ agreement, pursuant to this Agreement, to authorize the indebtedness under the Bridge Financing and that the security under the Bridge Financing will rank pari passu to the Security, the Borrower has undertaking to pay Desjardins an amendment fee provided for in this Agreement.

D.	The Borrower and the Lender wish to amend the Financing Offer to, among other things, authorize the Bridge Financing, provide for the repayment of certain amounts owed under the Financing Offer upon the Short-Term Outside Date and provide for the amendment fee described in recitals (c) above.

Now, therefore, the parties agree as follows:

1.	Interpretation

1.1	Capitalized terms used herein and defined in the Financing Offer have the meanings assigned to them in the Financing Offer unless otherwise defined herein.

1.2	Other than as specifically provided herein, this Agreement shall not operate as a waiver of any right, power or privilege of the Lender and, except as amended hereby, all provisions of the Financing Offer will remain in full force and effect.

2.	Amendments to the Financing Offer

2.1	Section 3.4.3 of the Financing Offer is amended as follows (changes underlined):

“3.4.3 On the second Business Day following the receipt of net cash proceeds of any issue of equity by the Borrower or the Guarantors (other than with respect to the Guarantors an issue to the Borrower or another Guarantor) the Borrower must give notice thereof to Desjardins and use such net cash proceeds to make a repayment on the outstanding loans under first the Temporary Bridge Loan – Segment “E”, until paid in full, and second the Term Loan – Segment “D”, until paid in full, subject to the following (i) any cumulative net equity amount (including from the SPAC Offering, but excluding, for the avoidance of doubt, any funds of Prospector Capital Corp. remaining in its trust account as of the DE-SPAC Date) raised up to the first US$44,000,000 in the aggregate will not be subject to any mandatory repayment under this Section 3.4.3 and (ii) any cumulative net equity amount (including from the SPAC Offering, but excluding, for the avoidance of doubt, any funds of Prospector Capital Corp. remaining in its trust account as of the DE-SPAC Date raised in excess of the first US$44,000,000 in the aggregate will be subject to a mandatory repayment under this Section 3.4.3. in an amount equal to only 10% of all such amounts raised in excess of said first US$44,000,000 raised, except that in the case of any cumulative net equity amount raised by way of equity line of credit (commonly known as ELOC) or analogous instruments, the mandatory repayment of 10% under this Section 3.4.3 will only be applicable on all such amounts raised in excess of twice the amount of repayment made under Section 3.4.5, and further except that the mandatory repayment of 10% under this Section 3.4.3 will not be applicable to the proceeds of the equity investments in the Borrower for a minimum gross proceeds amount of US$35,000,000 to be completed on or prior to the Short-Term Outside Date (the “Follow On Offering”).”

2.2	A new Section 3.4.6A is inserted directly after Section 3.4.6 of the Financing Offer as follows:

“3.4.6A On the Short-Term Outside Date, the Borrower must repay in order (i) first, to Desjardins, as bridge lender, under the bridge financing offer entered into between, among others, Desjardins, Investissement Québec and FS LT Holdings II LP, as bridge lenders, and the Borrower, as borrower, on August 16, 2024 (the “Bridge Financing”), the outstanding principal amounts under the bridge loan of Desjardins and all other amounts owing to Desjardins under the Bridge Financing and (ii) second, to Desjardins, as lender hereunder, any amount then payable under this Financing Offer, including the Amendment Fee, the interest payable on the Short-Term Outside Date pursuant to Section 3.4.1 and the monthly fees payable on the Short-Term Outside Date pursuant to the seventh paragraph of Section 6.1, up to a maximum aggregate amount of US$4,500,000. Any portion of the amounts then payable to Desjardins, in its capacity as lender under this Financing Offer, which remains unpaid following the application of such US$4,500,000 repayment will be added to the principal amount of the Term Loan – Segment D as of the Short-Term Outside Date.”

2.3	The following paragraph of Section 6.1 of the Financing Offer is amended as follows (changes underlined and struck through):

“The Borrower must pay to Desjardins a monthly fee of $125,000 per month, which monthly fee is earned and payable first on July 5, 2024, and thereafter, is earned and payable on the first day of each subsequent month, until the date of the last disbursement of the Follow On Offering ~~an equity investment in the Borrower for a minimum gross proceeds amount of US$35,000,000~~ (the “Short-Term Outside Date”). Notwithstanding the foregoing, the payment of the monthly fees applicable for the month of August 2024 and for the months up until (and including) the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024 is postponed to the earlier of (i) the Short-Term Outside Date and (ii) November 15, 2024.”

2.4	A new paragraph is added at the end of Section 6.1 of the Financing Offer as follows:

“The Borrower must pay to Desjardins, as compensation for authorizing the indebtedness under the Bridge Financing and the pari passu ranking of the security under the Bridge Financing with the Security, (1) an amendment fee of US$667,000, which amendment fee is earned on the date hereof and (2) an amendment fee of US$333,000, which amendment fee is earned on the date of the funding of the second advance of the bridge loan of Desjardins made available to the Borrower under the Bridge Financing (collectively, the “Amendment Fee”), but in each case shall be payable on the earlier of (i) the date on which a default occurs and is continuing pursuant to Article 5 of Appendix A to the Financing Offer, (ii) the Short-Term Outside Date and (iii) November 15, 2024. Such fee is not reimbursable whatever the circumstances. This fee is in addition to all other fees payable by the Borrower.”

2.5	Paragraph 7.3.1(a) of the Financing Offer is amended as follows (changes underlined and struck through):

“a) incur any indebtedness other than (i) the IQ PRSI Loan to the extent subject to a subordination agreement in favor of Desjardins as provided under Section 8.1.2 (to the extent applicable), (ii) the SPAC Offering to the extent subject to subordination terms in favor of Desjardins as provided under Section 8.1.3 (to the extent applicable), (iii) indebtedness arising from credit card agreements entered into between any of the Borrower or the Guarantors and Desjardins up to a maximum amount of $100,000, and (iv) ~~a bridge loan in the principal amount of $5,000,000 made available by Investissement Québec (the “IQ Bridge Loan”) which may be disbursed in multiple disbursements, with the first disbursement which must be in a minimum amount of $2,500,000 and with further disbursements of such IQ Bridge Loan which must be made in a minimum amount of $1,250,000 on or before May 31, 2023 (for greater certainty, all of the disbursements under the IQ Bridge Loan made on or prior to May 31, 2023 must be equal to an aggregate amount of at least $3,750,000), to the extent the IQ Bridge Loan is subject to an acknowledgment in favour of Desjardins as provided under Section 8.1.5 (to the extent applicable)~~ the indebtedness arising under the Bridge Financing and owed to the bridge lenders thereunder, to the extent subject to intercreditor provisions satisfactory to Desjardins as provided for under Section 8.1.6 and only as long as there are amounts outstanding under the bridge loan provided by Desjardins pursuant to the Bridge Financing;”

2.6	New Sections 7.4.14, 7.4.15 and 7.4.16 are inserted directly after Section 7.4.13 of the Financing Offer as follows:

“7.4.14 The Borrower undertakes to invite Desjardins to participate in all discussions, meetings and exchanges of the Borrower with potential investors and partners, at Desjardins’ sole discretion, acting reasonably, provided that at least one other of FS LT Holdings II LP or Investissement Québec is in attendance after having been invited to participate in any such discussions, meetings or exchanges. The Borrower must provide Desjardins, FS LT Holdings II LP and Investissement Québec with a reasonable prior notice before such discussions, meetings and exchanges take place. The Borrower undertakes to grant access to Desjardins to all documentation and information exchanged with such potential investors and partners.

7.4.15 The Borrower undertakes to provide updates to Desjardins on the implementation of the Follow On Offering on a weekly basis and at any other time when requested by Desjardins.

7.4.16 The Borrower undertakes to authorize Desjardins, as part of its participation in any and all discussions, meetings and exchanges with the potential investors and partners, to disclose the financial information relating to the Borrower that it has in its possession to such potential investors and partners in those meetings, discussions and exchanges.”

2.7	A new Section 8.1.6 is inserted directly after Section 8.1.5 of the Financing Offer as follows:

“8.1.6 The Borrower agrees to cause the bridge lenders under the Bridge Financing to allow Desjardins to intervene to the Bridge Financing, which must include intercreditor provisions providing (i) that security granted pursuant to the Bridge Financing is ranked pari passu to the Security, and (ii) for an allocation of realization proceeds between the bridge lenders and Desjardins, such provisions which must be satisfactory to Desjardins.”

2.8	The definition of “Liquidity Event” in Section 1 of Appendix “A” of the Financing Offer is amended as follows (changes underlined and struck through):

“Liquidity Event: means (i) a change of Control of the Borrower, (ii) a sale of all or substantially all of the assets of the Borrower or the grant of an exclusive licence (save to a Subsidiary of the Borrower in the normal course of business) of substantial all of the intellectual property of the Borrower and of its Subsidiaries, (iii) the occurrence of a Default, (iv) if the Term Loan is not repaid prior to or on the date which is 30 months after the earlier of (a) July 31, 2023 and (b) the DE-SPAC Date, (v) Tranche A of the SPAC Offering has not been funded on or prior to June 12, 2023 under the conditions of Section 7.4.9a), (vi) Tranche B1 of the SPAC Offering has not been funded on or prior to October 31, 2023, ~~or~~ (vii) Tranche B of the SPAC Offering has not been funded on or prior to December 22, 2023, (viii) November 15, 2024, if the Follow On Offering has not closed on or prior to November 15, 2024, or (ix) October 15, 2024, unless (i) the conditions precedent for the disbursement of the second advance under the Bridge Financing have been met for at least one initial bridge lender and such initial bridge lender has proceeded with the disbursement of the second advance of its bridge loan or (ii) the Borrower has raised equity funding sufficient to meet its minimum Available Cash covenant under Section 7.1.2 until November 15, 2024.”

2.9	The definition of “Permitted Liens” in Section 1 of Appendix “A” of the Financing Offer is amended as follows (changes underlined and struck through):

“Permitted Liens means:

a) charges imposed or arising by operation of law (including for greater certainty tax charges and landlord statutory liens), in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

b) pledges or deposits made in the ordinary course of business in connection with bids, tenders, leases or contracts or to comply with the requirements of any legislation or regulation applicable to the Borrower and the Guarantors or their business or assets;

c) title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the value, use or marketability of the property for the purposes for which it is held;

d) any lien imposed or arising by operation of law of any craftsman, workman, builder, contractor, supplier of materials, architect, engineer or subcontractor or any other similar statutory lien related to the construction or the maintenance of the assets of a person, provided that any such lien is not registered or published or that such person has not received a notice in respect of same in accordance with any law, or if notice has been given or if such lien is registered or published, provided that such person causes its cancellation within less than 15 days of its registration or publication or that the validity of such lien is being contested diligently and in good faith by such person and that such person shall have deposited with Desjardins, an amount in cash (or a satisfactory guarantee, including as to matters such as the amount thereof, the financial capacity and rating of any Person called upon to provide such guarantee and the terms and conditions of such guarantee) sufficient to pay the principal, interest and accessory fees which may be owing by such person should such contestation be unsuccessful;

e) liens in favour of Investissement Québec to secure the IQ PRSI Loan, which are subordinated in rank to the liens granted pursuant to the Security Agreements;

f) liens in favour of the creditors under the SPAC Offering to secure the SPAC Offering, which are subordinated in rank to the liens granted pursuant to the Security Agreements;

g) liens in favour of the creditors under the Bridge Financing to secure the Bridge Financing, which are ranking pari passu to the liens granted pursuant to the Security Agreements;

~~g~~h) fixed pledges over deposits in the bank accounts of the Guarantor in favour of Bank Hapoalim Inc. and Bank Leumi le-Israel B.M. securing credit cards and bank guarantees, provided that the aggregate amount of the obligations of the Guarantor secured under such fixed pledges will not at any time exceed the sum of 800,000 NIS; and

~~h~~i) other liens consented to by Desjardins from time to time;”

3.	Effectiveness and Conditions Precedent

This Agreement will become effective on the date that the Lender notifies the Borrower that the following conditions precedent have been fulfilled:

3.1	this Agreement has been executed by all parties;

3.2	no Default exists;

3.3	all fees and expenses owing by the Borrower to the Lender and its legal counsel and the Desjardins’ Financial Advisor due on the date of this Agreement shall have been paid and the Lender is authorized to debit the Borrower’s account and proceed to the payment of such fees and expenses.

4.	Representations and Warranties

All of the representations and warranties contained in Article 2 of the Appendix A to the Financing Offer are true and correct on and as of the date hereof as though made on and as of the date hereof, except that, to the extent such representations and warranties relate to a specifically identified earlier date they shall be true and correct as of such earlier date.

5.	Default

No Default has occurred and is continuing on the date hereof.

6.	Cost and Expenses

The Borrower agrees to pay on demand all reasonable costs and expenses of the Lender in connection with the preparation, execution, delivery and implementation and administration of this Agreement including the reasonable fees and expenses of counsel for the Lender.

7.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart. Delivery by any party or other signatory of an executed counterpart of this Agreement by facsimile or electronic mail or in PDF format, or using any electronic signature, shall be equally effective as delivery of an original executed counterpart of this Agreement.

8.	Governing Law

This Agreement is governed by and construed in accordance with laws of the Province of Quebec and the laws of Canada applicable therein.

[Signature pages follow]

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

Federation des caisses desjardins du quebec, as lender

Per:	/s/ Jocelyn Larouche
	Name:	Jocelyn Larouche
	Title:	Director, National Accounts, North Western Quebec

Per:	/s/ Alexandre Chapdelaine
	Name:	Alexandre Chapdelaine
	Title:	Managing Director and Market Lead, National Accounts, North Western Quebec

LeddarTech Holdings Inc., as Borrower

Per:	/s/ Frantz Saintellemy
	Name:	Frantz Saintellemy
	Title:	President and Chief Executive Officer

The Guarantor acknowledges receipt of this Agreement and agrees to its terms.

Vayavision Sensing Ltd., as Guarantor

Per:	/s/ Frantz Saintellemy
	Name:	Frantz Saintellemy
	Title:	Chief Executive Officer

[Thirteenth Amendment – LeddarTech Holdings Inc.]